Filed Pursuant to 424(b)(3)

Registration No. 333-280132

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated October 15, 2024)

Lionsgate Studios Corp.

4,210,000 Common Shares

This Prospectus Supplement supplements the Prospectus dated October 15, 2024 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-280132) filed by Lionsgate Studios Corp. (“LG Studios”) with the Securities and Exchange Commission (the “SEC”). The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling shareholders named in the Prospectus (the “Selling Shareholders”), or their permitted transferees, of up to 4,210,000 common shares, without par value, of LG Studios (the “Common Shares”). We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders pursuant to the Prospectus and this prospectus supplement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in LG Studios’ Current Report on Form 8-K filed with the SEC on April 4, 2025 (the “Form 8-K”). Accordingly, we have attached a copy of the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Common Shares are traded on the Nasdaq Capital Market under the symbol “LION.” On April 3, 2025, the last reported sale price of the Common Shares was $7.11 per share.

See the section entitled “Risk Factors” beginning on page 19 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying securities of LG Studios.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 4, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2025

Lionsgate Studios Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

1-141203	N/A
(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

Registrant’s telephone number, including area code: (877) 848-3866

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LION	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 30 2024, certain subsidiaries (the “Borrower Subsidiaries”) of Lionsgate Studios Corp. (the “Company”) entered into a senior secured amortizing term credit facility (the “LG IP Credit Facility”) secured by a security interest in collateral that included intellectual property rights primarily associated with certain library titles (the “Collateral”), pursuant to that certain Credit, Security and Pledge Agreement (the “Agreement”) by and among the Borrower Subsidiaries, the direct parent of such Borrower Subsidiaries, certain lenders party thereto, Fifth Third Bank, a National Association, as administrative agent and joint lead arranger, East West Bank, as reserve deposit agent, Zions Bankcorporation, N.A. (d/b/a California Bank & Trust) and First-Citizens Bank & Trust Company as co-documentation agents, and Western Alliance Bank as joint lead arranger. At September 30, 2024, the maximum principal amount of the LG IP Credit Facility was $455.0 million, subject to the amount of Collateral available, which is based on the valuation of unsold rights from library titles. The LG IP Credit Facility is subject to quarterly required principal payments of 2.5% of the applicable aggregate outstanding principal amount, beginning February 14, 2025, with the balance payable at maturity. Advances under the LG IP Credit Facility bear interest at a rate equal to Term SOFR plus 2.25% per annum. The LG IP Credit Facility matures on September 30, 2029.

On November 5, 2024, the Agreement was amended and restated (the “Amended Agreement”) to include an additional Borrower Subsidiary and to increase the maximum principal amount of the LG IP Credit Facility to $720.0 million.

On December 9, 2024, the parties to the Amended Agreement entered into Amendment No. 1 (“Amendment 1”) which increased the maximum principal amount of the LG IP Credit Facility to $850.0 million.

On March 31, 2025, the parties to the Amended Agreement entered into Amendment 2 (“Amendment 2”) which increased the maximum principal amount of the LG IP Credit Facility to $1 billion.

The foregoing descriptions of the Agreement, Amended Agreement and Amendment 1 are not intended to be complete and are qualified in their entirety by reference to the documents, copies of which were attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2024, and are incorporated by reference herein.

The foregoing description of Amendment 2 is not intended to be complete and is qualified in its entirety by reference to the document, a copy of which is attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 1, 2025, the Listing Qualifications Staff of The Nasdaq Global Select Market LLC (“Nasdaq”) provided written notice (the “Notice”) to the Company that it was not in compliance with Nasdaq Listing Rules 5620(a) and 5810(c)(2)(G) (the “Rules”), which require the

Company to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end. The Company has until May 16, 2025, which is 45 days from the date of the Notice, to submit a plan to regain compliance and, if Nasdaq accepts the plan, it may grant up to 180 calendar days from the fiscal year end, or until September 29, 2025, for the Company to regain compliance for continued listing. In connection with the proposed separation of the Studios and Starz Businesses of Lions Gate Entertainment Corp. (the “Transactions”), the Company’s common shares will be delisted from Nasdaq. If the Transactions are not approved, the Company will seek to regain compliance with the Rules by holding an annual meeting. The Notice has no immediate effect on the listing of the Company’s securities on Nasdaq.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1†	Amendment No. 2 to the Amended and Restated Credit, Security and Pledge Agreement dated as of March 31, 2025 with the borrowers, lenders and parents referred to therein, Fifth Third Bank, a National Association, as administrative agent and a joint lead arranger, East West Bank, as reserve deposit agent, City National Bank, Axos Bank, Flagstar Bank, N.A., First-Citizens Bank & Trust Company and Zions Bankcorporation, N.A. (d/b/a California Bank & Trust) as co-documentation agents, and Western Alliance Bank, Truist Bank, TCBI Securities, Inc. and Wells Fargo Bank, N.A., as joint lead arrangers, and Bank of Hope, Sunflower Bank and Preferred Bank as co-manager.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

†

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2025

LIONSGATE STUDIOS CORP.

By:	/s/ James W. Barge
Name:	James W. Barge
Title:	Chief Financial Officer

Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO

AMENDED AND RESTATED CREDIT, SECURITY AND PLEDGE AGREEMENT

This Amendment No. 2 to the Amended and Restated Credit, Security and Pledge Agreement (this “Amendment”), is being entered into as of March 31, 2025, among the Borrowers (as defined in the Credit Agreement, as defined below), the Parents (as defined in the Credit Agreement, as defined below), the Lenders (as defined below), and Fifth Third Bank, a National Association, as Administrative Agent (as defined in the Credit Agreement).

RECITALS

This Amendment is being entered into in reference to the following facts:

A. The Borrowers, the Parents, the Lenders and the Administrative Agent entered into an Amended and Restated Credit, Security and Pledge Agreement, dated as of November 5, 2024, amended by Amendment No. 1 to the Amended and Restated Credit, Security and Pledge Agreement, dated as of December 9, 2024 (as such agreement may be further amended, supplemented or otherwise modified, renewed, restated or replaced from time to time, the “Credit Agreement”). All terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

B. The Borrowers and the Administrative Agent desire to make certain changes to the Credit Agreement as set forth herein.

C. The Administrative Agent and the Lenders party hereto (which constitute all of the Lenders as of the Second Amendment Effective Date (as defined below)) have agreed to amend the terms of the Credit Agreement as provided herein, to the extent set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Borrowers, the Parents, the Lenders and the Administrative Agent each hereby agree as follows.

ARTICLE 1 – AMENDMENTS AND CONSENTS

1.1	Amendments to the Credit Agreement.

(a) Effective on the Second Amendment Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the amendments to Credit Agreement attached as Annex A hereto.

(b) Effective on the Second Amendment Effective Date, immediately after giving effect to the Upsize occurring on the Second Amendment Effective Date, the outstanding principal amount of Loans held by each Lender shall be as set forth on Schedule 1.1 attached to Annex A.

ARTICLE 2 – CONDITIONS

2.1 Conditions to Effectiveness. This Amendment shall become effective immediately upon the satisfaction in full of each of the conditions precedent set forth in this Section 2.1 (the “Second Amendment Effective Date”):

(a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrowers, the Parents and the Lenders;

(b) the Administrative Agent shall have received such additional documents as the Administrative Agent or its counsel may reasonably request;

(c) immediately before and immediately after giving effect to this Amendment, no Event of Default or Default is occurring or shall have occurred and be occurring; and

(d) the representations and warranties contained in Article 3 shall be true and correct.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1 Credit Agreement Representations and Warranties. Each Borrower and each Parent represents and warrants to the Administrative Agent and to the Lenders that immediately before and immediately after giving effect to this Amendment, the representations and warranties contained in Article 3 of the Credit Agreement (as the Credit Agreement is being modified pursuant to this Amendment), and in the other Fundamental Documents, are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date with the same effect as if made on and as of such date).

3.2 Borrower and Parent Authority. Each Borrower and each Parent represents and warrants to the Administrative Agent and to the Lenders that it has the company power and authority to execute this Amendment and that any company action requisite to its execution and performance of this Amendment has been undertaken on its part.

ARTICLE 4 – MISCELLANEOUS

4.1 Further Assurances. At any time and from time to time, upon the Administrative Agent’s request and at the sole expense of the Borrowers, each Borrower and each Parent will promptly and duly execute and deliver any and all further instruments and documents and take such further action as the Administrative Agent reasonably deems necessary to effect the purposes of this Amendment.

4.2 Fundamental Documents. This Amendment constitutes a Fundamental Document.

4.3 Full Force and Effect. Except as expressly set forth herein, this Amendment does not constitute a waiver or a modification of any provision of the Credit Agreement or any other Fundamental Document or a waiver of any Event of Default under the Credit Agreement or any other Fundamental Document. Except to the extent amended hereby, the Credit Agreement and the other Fundamental Documents shall continue in full force and effect in accordance with the provisions thereof on the date hereof and are hereby ratified and affirmed. As used in the Credit Agreement, the terms “Credit Agreement,” “this Credit Agreement,” “herein,” “hereafter,” “hereto,” “hereof” and words of similar import, shall, unless the context otherwise requires, mean the Credit Agreement as modified by this Amendment.

4.4 References. This Amendment shall be limited precisely as written, and, except to the extent expressly set forth herein, shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Credit Agreement, any other Fundamental Document or any of the instruments or agreements referred to therein or (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or have in the future under or in connection with the Credit Agreement, any other Fundamental Document or any of the instruments or agreements referred to therein. Whenever the Credit Agreement is referred to in the Credit Agreement or any other Fundamental Document or any of the instruments, agreements or other documents or papers executed or delivered in connection therewith, such reference shall be deemed to mean the Credit Agreement as modified by this Amendment.

4.5 Choice of Law. This Amendment shall in all respects be construed in accordance with, and governed by, the laws of the state of New York which are applicable to contracts made and to be performed wholly within such state.

4.6 Counterparts. This Amendment may be executed by facsimile or electronically by PDF or TIFF file and in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

4.7 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

4.8 Expenses. The Borrowers shall pay all out of pocket expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, but not limited to, the reasonable fees and disbursements of outside counsel for the Administrative Agent.

4.9 FATCA Status. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amendment, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.10 Guarantors. By executing this Amendment, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Credit Agreement remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Credit Agreement except as amended by this Amendment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized signatories, all as of the date and year first above written.

BORROWERS:

LGTV LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

ARTISAN LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

SUMMIT LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LG FILM LIBRARY FINANCING LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LGIM LIBRARY UK FINANCING LIMITED

By:	/s/ Sandra Benoit
Name: Sandra Benoit
Title: Director

By:	/s/ Andrew Paul Clary
Name: Andrew Paul Clary
Title: Director

(Signature Page to Amendment No. 2)

PARENTS:

LGTV LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

ARTISAN LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

SUMMIT LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LG FILM LIBRARY HOLDCO LLC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President and Secretary

LGIM LIBRARY UK HOLDCO LIMITED

By:	/s/ Sandra Benoit
Name: Sandra Benoit
Title: Director

By:	/s/ Andrew Paul Clary
Name: Andrew Paul Clary
Title: Director

(Signature Page to Amendment No. 2)

ADMINISTRATIVE AGENT:

FIFTH THIRD BANK, National Association as Administrative Agent

By:	/s/ Kayla Bowman
Name: Kayla Bowman
Title: Executive Director

RESERVE DEPOSIT AGENT:

EAST WEST BANK, a California corporation as Reserve Deposit Agent

By:	/s/ Jodi Chong
Name: Jodi Chong
Title: Senior Vice President

LENDER:

FIFTH THIRD BANK, National Association as a Lender

By:	/s/ Kayla Bowman
Name: Kayla Bowman
Title: Executive Director

LENDER:

EAST WEST BANK, a California corporation, as a Lender

By:	/s/ Jodi Chong
Name: Jodi Chong
Title: Senior Vice President

(Signature Page to Amendment No. 2)

LENDER:

WESTERN ALLIANCE BANK, as a Lender

By:	/s/ Karishma Punjani
Name: Karishma Punjani
Title: Vice President

LENDER:

FIRST-CITIZENS BANK & TRUST COMPANY, as a Lender

By:	/s/ Zulekha Chaudhry
Name: Zulekha Chaudhry
Title: VP Sr. Underwriter Portfolio Manager- TMT

LENDER:

ZIONS BANCORPORATION, N.A. dba CALIFORNIA BANK AND TRUST, as a Lender

By:	/s/ David Oliver
Name: David Oliver
Title: Senior Vice President

LENDER:

TRUIST BANK, as a Lender

By:	/s/ David Fournier
Name: David Fournier
Title: Managing Director

(Signature Page to Amendment No. 2)

LENDER:

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Evan Ingwers
Name:	Evan Ingwers
Title:	Executive Director

LENDER:

PREFERRED BANK,
as a Lender

By:	/s/ Anna Bagdasarian
Name:	Anna Bagdasarian
Title:	Senior Vice President

LENDER:

TEXAS CAPITAL BANK,
as a Lender

By:	/s/ Fred Wysk
Name:	Fred Wysk
Title:	Managing Director

LENDER:

FLAGSTAR BANK, N.A.,
as a Lender

By:	/s/ Richard Sheehan
Name:	Richard Sheehan
Title:	First Vice President

(Signature Page to Amendment No. 2)

LENDER:

BANK OF HOPE,
as a Lender

By:	/s/ David K. Henry
Name:	David K. Henry
Title:	Senior Vice President

LENDER:

SUNFLOWER BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ James Canepa
Name:	James Canepa
Title:	EVP, California Regional President

LENDER:

CITY NATIONAL BANK,
as a Lender

By:	/s/ Norman Starr
Name:	Norman Starr
Title:	Senior Vice President

LENDER:

AXOS BANK,
as a Lender

By:	/s/ Marion Bahner
Name:	Marion Bahner
Title:	FVP, CL Transaction Operations Manager

(Signature Page to Amendment No. 2)